EXHIBIT 12.1

                           RJR NABISCO HOLDINGS CORP.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)

                                                                                   NINE MONTHS
                                                                                      ENDED
                                                                               SEPTEMBER 30, 1995
                                                                              ---------------------
Earnings before fixed charges:
  Income before minority interest in income of Nabisco.....................         $     619
  Provision for income taxes...............................................               483
                                                                                     --------
  Income before income taxes...............................................             1,102
  Interest and debt expense................................................               663
  Interest portion of rental expense.......................................                38
                                                                                     --------
Earnings before fixed charges..............................................         $   1,803
                                                                                     --------
                                                                                     --------

Combined fixed charges and preferred stock dividends:
  Interest and debt expense................................................         $     663
  Interest portion of rental expense.......................................                38
  Capitalized interest.....................................................                 9
  Preferred stock dividends*...............................................               326
                                                                                     --------
    Combined fixed charges and preferred stock dividends...................         $   1,036
                                                                                     --------
                                                                                     --------
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
Dividends..................................................................               1.7
                                                                                     --------
                                                                                     --------

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 * Represents dividends of $14 million on ESOP Preferred Stock and pre-tax equivalent amount on dividends of $83 million on the Series B Preferred Stock and $120 million on the Series C PERCS.